Exhibit 99.1

[To be furnished under Item 7.01]

Summary of Wisconsin Power and Light Company’s Retail Rate Case Filing

May 8, 2009

Wisconsin Power and Light Company (WPL) filed a Wisconsin retail rate case on May 8, 2009 with the Pubic Service Commission of Wisconsin (PSCW). A summary of that filing is set forth below. The full testimony of the filing will be available on the PSCW’s website (http://psc.wi.gov/) under docket 6680-UR-117.

Details of WPL’s Rate Filing

•	Test Year:

WPL’s rate case filing is based on a 2010 forward looking test year.

•	Base Rates:

•	Under traditional ratemaking principles and WPL’s latest forecasts, WPL projects a combined retail electric and natural gas revenue deficiency in 2010 of $133 million, which equates to an 11.0% increase in present revenues. In recognition of the difficulties its customers are facing in the current economic recession, WPL proposes reduced rate increases of $91 million (7.8%), comprised of an $85 million increase (9.2%) for retail electric service and a $6 million increase (2.6%) for retail gas service. WPL will manage the unrecovered portion of its 2010 revenue deficiency through continued cost reduction efforts and the deferral of certain cost increases.
•	WPL expects new rates to be in place January 1, 2010
•	Key drivers of the rate request are shown in the table below

	Amount of Increase in $ millions
Item	Electric	Gas
Lower retail sales, net of variable fuel	$34	$2
costs
100% current return on construction work	30	--
in progress for the Bent Tree wind
project
Working capital	19	2
All other	2	2

	$85	$6

•	Rate base and rate of return

•	Return on equity of 10.6%
•	Regulatory capital structure of 53.5% common equity, 41.6% long term debt, 2.5% short term debt and 2.4% preferred equity
•	Weighted average cost of capital is 8.8%
•	2010 average rate base of $1.362 billion for retail electric and $0.212 billion for retail gas

•	Lower retail electric sales

WPL projects that its retail electric load will be 10.3% lower in 2010 than the sales forecast that underlies its current rates. WPL anticipates that sales to its largest industrial customers will be over 25% lower. Due to continued uncertainty about the economy, WPL will update its 2010 sales forecast to reflect actual sales through June 2009. This update will be timely and will provide the PSCW with better data on which to make decisions in this case.

•	Bent Tree current return on construction work in progress (CWIP)

WPL has included CWIP for the Bent Tree wind project in net investment rate base at 100% of the estimated CWIP balances. Bent Tree is a 200 MW renewable energy resource and is needed to meet future renewable standards for WPL. The project, which is currently being reviewed by the PSCW, is anticipated to have a total investment cost of approximately $475 million when placed in service late in 2010. A 100% return on CWIP will lessen the rate impact when the project goes into service and will reduce the project's overall cost on a real dollar basis.

•	Working Capital / All Other

WPL’s working capital requirements result in an increase in revenue requirement of $19 million. Most states employ a lead lag study method, formula method, or balance sheet method to provide a return on working capital. Wisconsin utilizes a variation of the balance sheet method that compares utility rate base to utility capitalization to compute a ratio that is then divided into the weighted cost of capital (rate base to capital ratio). An example of the Wisconsin method of providing a return on working capital is available in testimony filed with the PSCW as Exhibit 6 (MWS) Schedules 10 and 15.

WPL proposes a financial capital structure that is consistent with the target financial equity ratio and range authorized by the PSCW in WPL’s last fully litigated rate case (Docket 6680-UR-115). The requested ROE of 10.6% represents a 20 basis point reduction from WPL’s last authorized ROE of 10.8%, and is a component of WPL’s reduced rate increase proposal.

The primary drivers of the “all other” category are pension and benefit cost increases which are partially offset by lower amortizations.

In order for WPL to effectively manage the reduced revenue requirements described earlier in this 8-K, there are three items that will require PSCW approval. First, WPL includes only 50% of its anticipated increase in pension and benefit costs in its 2010 rates, on the condition that the remaining 50% will be subject to deferral treatment. Second, WPL requests that the level of conservation costs in its 2010 be set at the same level included in current rates, with any difference approved for inclusion in its conservation escrow account. Third, except for the proposed Bent Tree wind project, WPL requests authorization to record Allowance for Funds Used During Construction (AFUDC) only on amounts in excess of CWIP amounts included in net investment rate base.

The information provided in this summary is provided as of the date written above. WPL does not plan to update the above information other than in its quarterly reports on Form 10-Q or annual report on Form 10-K, or to report orders of the PSCW impacting rates.

This Current Report on Form 8-K includes forward-looking statements. These forward-looking statements can be identified as such because the statements include words such as “proposed,” “expected,” “anticipates,” “believes” or other words of similar import. Similarly, statements that describe expected outcomes in the rate case filed with the PSCW are forward-looking. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Actual results could be affected by the following factors, among others:

—  state regulatory or governmental actions, and future regulatory proceedings, including regulatory decisions regarding WPL’s proposed rate increase;

—  WPL’s ability to obtain adequate and timely rate relief to allow for, among other things, the recovery of operating costs, capital expenditures and deferred expenditures, the earning of reasonable rates of return and the payment of expected levels of dividends;

—  economic and political conditions in WPL's service territory; and

—  the impact fuel and fuel-related prices and the effectiveness of continued cost control efforts and operating efficiencies.

These factors should be considered when evaluating the forward-looking statements and undue reliance should not be placed on such statements. The forward-looking statements included herein are made as of the date hereof and Alliant Energy and WPL undertake no obligation to update publicly such statements to reflect subsequent events or circumstances.